SECOND AMENDMENT

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

ANDERSON BAMM HOLDINGS, LLC

THIS SECOND AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) of ANDERSON BAMM HOLDINGS, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of March 13, 2012, by and among Charles C. Anderson; Joel R. Anderson; Charles C. Anderson, Jr.; Terry C. Anderson; and Clyde B. Anderson (collectively, the “Board of Directors”) to adopt the resolutions and actions set forth below, with the same effect as if they had been duly approved at a special meeting of the Board of Directors as of March 13, 2012:

WHEREAS, the Members of the Company have previously entered into that certain Limited Liability Company Agreement of the Company dated as of April 9, 2007, as amended by that certain First Amendment to the Limited Liability Company Agreement of the Company dated as of March 19, 2010 (together, the “LLC Agreement”); and

WHEREAS, pursuant to that certain Agreement dated as of March 12, 2012 between Clyde B. Anderson, a Member of the Company, as settlor (“Clyde Anderson”), and Clyde B. Anderson and Katherine Bee Marshall, as trustees, Clyde Anderson established the Clyde B. Anderson 2012 GRAT, a grantor retained annuity trust (the “Clyde Anderson GRAT”), and, in connection therewith, transferred and delivered to the trustees as the principal of the Clyde Anderson GRAT his Interest in the Company (the “Clyde Anderson GRAT Transfer”), which transfer was deemed to be a Permitted Transfer, as set forth in Section 12.4 of the LLC Agreement; and

WHEREAS, pursuant to that certain Agreement dated as of March 13, 2012 between Terry C. Anderson, a Member of the Company, as settlor (“Terry Anderson”), and Clyde B. Anderson, as trustee, Terry Anderson established the Terry C. Anderson 2012 GRAT, a grantor retained annuity trust (the “Terry Anderson GRAT”), and, in connection therewith, transferred and delivered to the trustees as the principal of the Terry Anderson GRAT his Interest in the Company (the “Terry Anderson GRAT Transfer”), which transfer was deemed to be a Permitted Transfer, as set forth in Section 12.4 of the LLC Agreement; and

WHEREAS, pursuant to the Clyde Anderson GRAT Transfer, Clyde Anderson is no longer a Member of the Company, and the Clyde Anderson GRAT is a Substitute Member of the Company, effective March 12, 2012; and

WHEREAS, pursuant to the Terry Anderson GRAT Transfer, Terry Anderson is no longer a Member of the Company, and the Terry Anderson GRAT is a Substitute Member of the Company, effective March 13, 2012; and

WHEREAS, pursuant to Article 3 of the LLC Agreement, the Board of Directors wishes to amend Exhibit A of the LLC Agreement to reflect the current ownership of the Company.

NOW, THEREFORE, BE IT RESOLVED that the following be adopted:

1.           Terminology.  Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the LLC Agreement.

2.           Amendment to the LLC Agreement. The Board of Directors hereby adopts and consents to the amendment of the LLC Agreement pursuant to which Exhibit A of the LLC Agreement will be replaced with Exhibit A attached hereto to reflect the current ownership of the Company and further agrees that it and the Members shall be fully bound by, and subject to, all of the covenants, terms and conditions of the LLC Agreement as it is now written.

3.           Successors and Assigns.  Except as otherwise provided herein, this Amendment shall bind and inure to the benefit of and be enforceable by (a) the Company and its successors and assigns, (b) the Board of Directors and (c) the Members and any subsequent holders of their interests.

4.           Counterparts.  This Amendment may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date set forth above, waiving all notice requirements, whether provided for by statute or otherwise.

Board of Directors:

/s/ Charles C. Anderson
Charles C. Anderson

/s/ Joel R. Anderson
Joel R. Anderson

/s/ Charles C. Anderson, Jr.
Charles C. Anderson, Jr.

/s/ Terry C. Anderson
Terry C. Anderson

/s/ Clyde B. Anderson
Clyde B. Anderson

EXHIBIT A

AS AMENDED MARCH 13, 2012

INDIVIDUAL SHAREHOLDER MEMBER	SHARES TRANSFERRED TO ABH, LLC	% ownership in ABH, LLC
Charles C. Anderson 202 North Court Street Florence, AL 35630	538,373	35.58%
Hilda B. Anderson 202 North Court Street Florence, AL 35630	2,000	0.13%
Joel R. Anderson 202 North Court Street Florence, AL 35630	200,000	13.22%
Clyde B. Anderson 2012 GRAT (Substitute Member) 402 Industrial Lane Birmingham, AL 35211	200,000 (shares transferred initially by Clyde B. Anderson)	29.53%
Terry C. Anderson 2012 GRAT (Substitute Member) 4511 Helton Drive Florence, AL 35630	113,818 (shares transferred initially by Terry C. Anderson)	7.52%
Harold M. Anderson 3101 Clairmont Road, Suite C Atlanta, GA 30309	100,000	6.61%
Charles C. Anderson, Jr. 6016 Brookvale Lane, Suite 151 Knoxville, TN 37919	68,321	4.51%
Charles C. Anderson, III 5/F Lippon Leighton Tower 103-109 Leighton Road Causeway Bay, Hong Kong	7,931	0.52%
Hayley Anderson Milam 2500 Shallowford Road Apartment 5213 Atlanta, GA 30345	6,345	0.42%
Irrevocable Trust of Charles C. Anderson, Jr. FBO Lauren A. Anderson 6016 Broovale Lane, Suite 151 Knoxville, TN 37919	6,345	0.42%
Olivia B. Anderson 1995 Trust 402 Industrial Lane Birmingham, AL 35211	400	0.03%
Alexandra R. Anderson Irrevocable Trust 402 Industrial Lane Birmingham, AL 35211	400	0.03%
First Anderson Grandchildren Trust FBO Charles C. Anderson, III 202 North Court Street Florence, AL 35630	2,806	0.19%
First Anderson Grandchildren Trust FBO Hayley Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%
First Anderson Grandchildren Trust FBO Lauren Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%
Sixth Anderson Grandchildren Trust FBO Bentley B. Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%
Fourth Anderson Grandchildren Trust FBO Carson C. Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%
Second Anderson Grandchildren Trust FBO Alexandra Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%
Fifth Anderson Grandchildren Trust FBO Harold M. Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%
Third Anderson Grandchildren Trust FBO Taylor C. Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%
TOTAL SHARES	1,513,302	100.00%

A-1